Exhibit 5.1

Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

June 20, 2025

First Western Financial, Inc.
1900 16th Street, Suite 1200
Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special counsel to First Western Financial, Inc., a Colorado corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to 150,000 shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), that may be issued under Company’s Omnibus Incentive Plan, as amended and restated April 23, 2025 (the “Plan”) as described in the Company’s Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Company’s Amended and Restated Articles of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) resolutions of the Company’s Board of Directors (or any committee thereof) relating to the Registration Statement and the Plan; (iv) the Plan; and (v) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We have further assumed that there will be no material changes in the documents we have examined and that, at all times prior to the issuance of any Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for issuance.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares, when issued and sold in
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the manner described in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are limited in all respects to the applicable provisions of the laws of the State of Colorado and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied. Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP